EXHIBIT 99.1
IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES TERMINATION OF CFO

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(843) 272-4653
http://www.winland.com/
MANKATO, Minn. /May 8, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a product realization company and a leader in Electronic Manufacturing Services (EMS), today announced that effective immediately it has appointed Brian Lawrence, the Company’s current Controller, as Interim Chief Financial Officer upon the immediate termination of the former Chief Financial Officer, Jennifer Thompson. This decision was made without cause and the Board of Directors has initiated a search for a new Chief Financial Officer.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “It is our goal to identify a Chief Financial Officer with a successful track record that includes merger and acquisition transactions as well as international operations experience which will assist the Company in our goal to diversify and grow.”
In Ms. Thompson’s absence, Brian Lawrence, the Company’s Controller, will serve as acting Chief Financial Officer, managing financial responsibilities, while other business matters and investor relations will be handled by Lorin Krueger, Chief Executive Officer.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.